Exhibit 10.12.1

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “First Amendment”) is made and entered into as of January 24, 2013, by and between 221 MAIN PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and DOCUSIGN, INC., a Washington corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease, dated October 31, 2012 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 39,972 rentable square feet of space located on the ninth (9th) and tenth (10th) floors (the “Existing Premises”) of that certain office building located at 221 Main Street, San Francisco, California (the “Building”).

B. Landlord and Tenant now desire (i) to temporarily expand the Existing Premises to include 3,145 rentable square feet of space located on the second (2nd) floor of the Building, and commonly known as Suite 205, as depicted on Exhibit A, attached hereto (the “Temporary Premises”), and (ii) to otherwise amend the Lease, all on the terms and conditions contained herein.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Defined Terms. Except as explicitly set forth in this First Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2. Temporary Premises. Commencing upon the mutual execution and delivery of this First Amendment by Landlord and Tenant (the “Temporary Premises Commencement Date”) and continuing through the date that Tenant vacates the Temporary Premises, which shall be no later than April 15, 2013 (the “Temporary Premises Expiration Date”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Temporary Premises upon the terms and conditions set forth in this First Amendment and the Lease, as amended. The period commencing on the Temporary Premises Commencement Date and continuing through the Temporary Premises Expiration Date shall be referred to herein as the “Temporary Premises Term”. Tenant’s lease of the Temporary Premises shall be upon all of the terms and conditions set forth in the Lease, as amended, as though the Temporary Premises was the Premises, provided that (i) Tenant shall pay to Landlord monthly installments of Base Rent for the Temporary Premises in an amount equal to $12,500.00 per month (pro-rated for any partial month), (ii) Tenant shall not be obligated to pay any Operating Expenses or Tax Expenses with respect to the Temporary Premises; provided, however, that Tenant shall be required to pay for any water, electricity, heat or air conditioning used in the Temporary Premises in excess of that supplied by Landlord pursuant to Section 6.1 of the Lease, in accordance with the terms of Section 6.2 of the Lease, (iii) the terms of Section 2.2 of the Lease shall be inapplicable to the Temporary Premises, (iv) Tenant shall not have the right to assign, sublease or otherwise transfer its interest in the Temporary Premises, (v) Tenant shall accept the Temporary Premises in its existing “as is” condition, the terms of the Tenant Work Letter attached to the Lease shall be inapplicable to the Temporary Premises, and Landlord shall have no obligation to provide or pay for improvements of any kind with respect to the Temporary Premises, and (vi) Tenant shall not make any alterations or improvements to the Temporary Premises or any portion thereof, without Landlord’s prior written approval, which approval may be withheld in Landlord’s sole discretion. Tenant hereby acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Temporary Premises or the Building or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.

3. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than The CAC Group and CBRE, Inc. (collectively, the “Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 3 shall survive the expiration or earlier termination of the Lease, as hereby amended.

4. No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this First Amendment.

5. Counterparts. This First Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this First Amendment, and all such counterparts together shall constitute one and the same First Amendment.

6. Conflict. In the event of any conflict between the Lease and this First Amendment, this First Amendment shall prevail.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties have entered into this First Amendment as of the date first set forth above.

“LANDLORD”:

221 MAIN PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ McClure Kelly
Name:	McClure Kelly
Title:	Senior Vice President

“TENANT”:

DOCUSIGN, INC., a Washington corporation

By:	/s/ Mike Dinsdale
Its:	CFO

By:	/s/ Ken Moyle
Its:	Chief Legal Officer

EXHIBIT A

OUTLINE OF TEMPORARY PREMISES

EXHIBIT A